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Rochester Tel Center Rochester, New York 14646-0700

Ronald L. Bittner
Chairman, President & CEO


[LOGO OF ROCHESTER TEL CENTER APPEARS HERE]
                                                               December 2, 1994

Dear Shareowners:

  These are exciting times for your Company. You recently received a Proxy Statement asking you to approve our Open Market Plan/Holding Company Proposal. This proactive proposal will enable your Company to better respond to the rapidly changing competitive environment by changing the way we deliver services to the Rochester marketplace and the way we are structured. As part of this proposal, your Company will be reorganized into a holding company.

  The future is knocking at our door now in the form of an acquisition which we believe is in the Company's best interests. As a result, I am pleased to inform you that on November 30, 1994 the Company announced an agreement to acquire American Sharecom, Inc. (ASI) for an aggregate consideration consisting of 8,710,000 shares of the Company's common stock (or approximately 10.6% of the Company's outstanding common stock after giving effect to the issuance of the Company's common stock pursuant to the ASI transaction). ASI is one of this country's largest privately owned long distance companies. It is headquartered in Minneapolis, Minnesota with its sales operations concentrated in the Midwest, Northwest and California. ASI is a reseller that owns switches and leases its transmission network from third parties. ASI is managed and controlled by Steven C. Simon and James J. Weinert, who, as a result of the issuance of the Company's common stock pursuant to the ASI transaction, will become the largest shareowners of the Company. The ASI transaction will be accounted for as a pooling of interests. The ASI transaction is neither subject to shareowner approval nor contingent on shareowner approval of any proposals described in the Proxy Statement.

  The ASI transaction is consistent with the Company's strategy to become a leading provider of integrated telecommunication products and services to its customers, and the Company's stated intention to expand its scale and to pursue continued growth through selected acquisitions. The acquisition of ASI would complement the Company's previously-announced pending acquisition of WCT Communications, Inc., a California-based multi-regional long distance telecommunications company, for approximately $96 million in cash. As we noted in the Proxy Statement previously delivered to you in connection with the matters to be considered at the Special Meeting of Common Shareowners to be held on December 19, 1994, at 9:30 a.m., at The Pierre Hotel, Two East 61st Street, New York, New York 10021, the Company is continually reviewing potential acquisitions, including
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transactions that could involve the issuance of common stock. These proposals are described in the Proxy Statement previously delivered to you, which you should read together with this letter which supplements the Proxy Statement.

  Your Board of Directors has unanimously recommended approval of all the proposals described in the Proxy Statement as in the best interests of the Company's shareowners.

  Your vote is very important. Voting procedures are described on the enclosed Voting Instructions sheet. Please sign, date and return the enclosed proxy card today.

  Thank you for your continued support.

                                     Cordially,

                                     /s/ Ronald L. Bittner

                                     Ronald L. Bittner
                                     Chairman, President and Chief Executive
                                     Officer

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                              VOTING INSTRUCTIONS

  Because approval of the proposals to be considered at the Special Meeting, including the Open Market Plan/Holding Company Proposal, requires the approval of a majority of all outstanding shares, your vote is very important. If you have not already voted, you can help the Company save the expense of further solicitation by signing and returning the enclosed proxy card today.

  WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.*


   IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL THE COMPANY'S PROXY SOLICITOR, GEORGESON & CO., TOLL-FREE AT 1-800-233-2064.



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* If you have already voted, you do not need to take any action unless you wish to change or withdraw your vote on any of the proposals. Your vote will be counted unless revoked in the manner described in the Proxy Statement.